Exhibit 24.1
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                             W.G.T. Consultants Ltd.
                            405-455 Granville Street
                              Vancouver, BC V6C 1T1


October 17, 1996


To Whom it May Concern:


Dear Sir:

This letter provides my consent for the reproduction and use of my report entitled "Valuation of the Placer Lease No. 1160, Cariboo Mining Division, British Columbia, Canada" dated May 26, 1995 for the purpose of filing a Prospectus or Statement of Material Facts.

There has been no change in the property since May 26, 1995.


Yours Truly,


W.G. Timmins, P. Eng
WGT Consultants Ltd.
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                             W.G.T. Consultants Ltd.

                           405 - 455 Granville Street
                       Vancouver, British Columbia V6C 1T1
                                 (604) 689-9523


November 25, 1996


Naptau Gold Corporation
9551 Bridgeport Road
Richmond, B.C. V6X 1S3

Attention:  Mr. E.D. Renyk, President

Dear Sir:

This letter provides my consent to Naptau Gold Corporation for the reproduction and use of my report entitled "Valuation of the Placer Gold Property of Naptau Gold Corporation, Cariboo Mining Division, British Columbia, Canada" dated June 15, 1995 for the purpose of filing a Prospectus or Statement of Material Facts.

All required permits authorizing the Company to proceed with production have been extended from 1997 to the year 2001.

No material change has occurred in this past year, however, the property has been enhanced by the continued stripping of overburden materials in preparation for processing of gravels. In excess of 65,000 cubic yards of overburden materials have been removed. Also, small tests of the upper 20 to 30 feet of gravels in the center and most eastern channel were successfully completed.


Yours Truly,


W.G. Timmins, P. Eng.
W.G.T. Consultants Ltd.

WGT/ta


                            W.G.T. CONSULTANTS LTD.